Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-112969

January 9, 2007

PS BUSINESS PARKS, INC.

DEPOSITARY SHARES EACH REPRESENTING 1/1000 OF A SHARE OF

6.70% CUMULATIVE PREFERRED STOCK, SERIES P

Final Term Sheet

Issuer: PS Business Parks, Inc. (PSB)

Security: Depositary Shares Each Representing 1/1000 Of A Share Of 6.70% Cumulative Preferred Stock, Series P

Size: 5,000,000 shares

Over-allotment Option: 750,000 shares at $25.00 per share

First Payment Date: March 31, 2007

Type of Security: SEC Registered—Registration Statement No. (333-112969)

Public Offering Price: $25.00 per share; $125,000,000 total (not including over-allotment option)

Underwriting Discounts and Commissions: $.7875 per share for Retail Orders; $2,328,637.50 total; and $.5000 per share for Institutional Orders; $1,021,500 total (not including over-allotment option)

Proceeds to the Company, before expenses: $121,649,862.50 total

Estimated Company Expenses: $200,000, other than underwriting discounts and commissions

Bookrunners: Wachovia Capital Markets, LLC and Morgan Stanley & Co. Incorporated

Co-managers: Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and RBC Dain Rauscher Inc.

Underwriting:

Number of Firm Shares
Wachovia Capital Markets, LLC	1,200,000
Morgan Stanley & Co. Incorporated	1,200,000
Citigroup Global Markets Inc.	1,200,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,200,000
Credit Suisse Securities (USA) LLC	100,000
RBC Dain Rauscher Inc.	100,000

Total	5,000,000

Dividend Rights: 6.70% of the liquidation preference per annum; Distributions begin on March 31, 2007

Redemption: The shares may not redeemed until on or after January 17, 2012

Trade Date: January 9, 2007

Settlement Date: January 17, 2007 (T+5)

Delivery Date: January 17, 2007 (T+5)

Selling Concession: $.50/share for Retail Orders; $.30/share for Insitiutional Orders

Reallowance to other dealers: $.45/share

CUSIP Number: 69360J743

ISIN Number: US69360J7431

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wachovia Securities toll-free at 1-866-289-1262 or Morgan Stanley toll-free at 1-866-718-1649.

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